Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES THIRD QUARTER FISCAL 2011 RESULTS

Mountain Grove, Missouri (May 11, 2011) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced operating results  for the third quarter of its fiscal year ending June 30, 2011.

For the quarter ended March 31, 2011, the Company had a net loss of $614,000, or ($0.40) per share – diluted, compared to a net loss of $109,000, or ($0.07) per share – diluted for the comparable period in 2010.  The increase in the net loss for the quarter ended March 31, 2011 when compared to the prior year is attributable to a decrease in net interest income of $67,000, an increase of $182,000 in the provision for loan losses and an increase of $345,000 in income tax expense. These items were partially offset by an increase of $29,000 in non-interest income and a decrease of $59,000 in non-interest expense.

Net interest income decreased by $67,000 during the quarter ended March 31, 2011 compared to the prior year. This was the result of a decrease of $355,000, or 15.1%, in interest income from $2.4 million in the quarter ended March 31, 2010 to $2.0 million in the quarter ended March 31, 2011. This was partially offset by a decrease of $288,000, or 37.3%, in interest expense from $773,000 in the 2010 quarter to $485,000 in the 2011 quarter. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 4.86% in the 2010 quarter to 4.30% in the 2011 quarter, and by a decrease in the average balance of interest-earning assets of $5.9 million from $194.2 million in 2010 to $188.3 million in 2011. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 1.75% in the 2010 quarter to 1.14% in the 2011 quarter, and by a decrease of $4.6 million in the average balances of interest-bearing liabilities from $176.9 million in the 2010 quarter to $172.3 million, in the 2011 quarter. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past two to three years.

The provision for loan losses was $63,000 during the quarter ended March 31, 2010 compared to a provision for loan losses of $245,000 during the quarter ended March 31, 2011. In March 2011, a review of several credits resulted in the recording of additional reserves of $245,000.

Non-interest income increased by $29,000 from $337,000 during the three months ended March 31, 2010 to $366,000 during the three months ended March 31, 2011. During the 2011 quarter there was a profit on the sale of securities recorded in the amount of $300,000. Also, there were increases of $17,000, $9,000 and $21,000 in gain on the sale of loans, the net gain (loss) on the sale of repossessed assets and other income, respectively. These items were partially offset by an increase of $195,000 in the provision for losses on real estate owned, and decreases of $84,000 and $37,000 in service charges and other fee income and other non-interest income, respectively. The increase in profit on the sale of loans was the result of more loans originated for sale during the 2011 quarter compared to the 2010 quarter. The decrease in service charges and other fee income appears to be occurring throughout the financial services industry with account holders taking greater care that they do not incur overdraft charges on their accounts.

Non-interest expense decreased by $59,000 during the quarter ended March 31, 2011 compared to the same quarter one year earlier. There were decreases of $50,000, $44,000 and $112,000 in compensation and benefits, deposit insurance premiums and other expense, respectively. These decreases were partially offset by increases of $11,000 in occupancy and equipment expense and $136,000 in professional fees. The increase in professional fees was due to costs related to foreclosures and other litigation. The decrease in other non-interest expense was due to management's efforts to reduce costs. The decrease in compensation and benefits was the result of a decrease in staff levels.

For the nine months ended March 31, 2011, the Company had a net loss of $2.2 million, or ($1.39) per share – diluted, compared to net income of $137,000, or $0.09 per share – diluted, for the comparable period in 2010.  The $2.3 million negative change in the results of operations for the nine months ended March 31, 2011 when compared to the prior year is attributable to decreases of $336,000 and $813,000 in net interest income and non-interest income, respectively, and to increases of $653,000, $106,000 and $382,000 in the provision for loan losses, in non-interest expense and the provision for income taxes, respectively, between the periods.

Net interest income decreased by $336,000 during the nine months ended March 31, 2011 compared to the same period in the prior year. This was the result of a decrease of $1.2 million, or 16.2%, in interest income from $7.5 million in the nine months ended March 31, 2010 to $6.3 million in the nine months ended March 31, 2011. This decrease was partially offset by a decrease of $880,000, or 34.3%, in interest expense from $2.6 million in the nine months ended March 31, 2010 to $1.7 million in the nine months ended March 31, 2011. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 5.00% during the nine months ended March 31, 2010 to 4.36% during the nine months ended March 31, 2011, and by a decrease in the average balance of interest-earning assets of $7.2 million from $199.5 million in 2010 to $192.3 million in 2011. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 1.87% in the 2010 period to 1.29% in the 2011 period, and by a decrease of $8.2 million in the average balances of interest-bearing liabilities from $182.0 million in the 2010 period to $173.8 million, in the comparable 2011 period.

There was a $716,000 provision for loan losses during the nine months ended March 31, 2011 compared to a $63,000 provision for loan losses during the nine months ended March 31, 2010. The Company’s loan portfolio, particularly large development loans, land loans, commercial real estate loans and commercial business loans are reviewed at least quarterly. The economic malaise of the past three years continues to have a negative impact, particularly on these types of loans. As a result, performing loans can deteriorate quickly, resulting in the need for larger provisions for loan losses. This was the case during the nine months ended March 31, 2011.

Non-interest income decreased by $813,000, or 67.4%, from $1.2 million during the nine months ended March 31, 2010 to $389,000 during the nine months ended March 31, 2011. This was the result of decreases of $389,000, $13,000, $15,000 and $34,000 in service charges and other fee income, gain on the sale of loans, income from bank owned life insurance, and other income, respectively, and to an increase of $567,000 in provision for loss on real estate owned. In addition, there were negative changes of $54,000 and $40,000 in net loss on the sale of property and equipment and real estate owned and net loss on the sale of repossessed assets, respectively. The decrease in service charges and other fee income appears to be occurring throughout the financial services industry with account holders taking greater care that they do not incur overdraft charges on their accounts.

Non-interest expense increased by $106,000 during the nine months ended March 31, 2011 compared to the same period one year earlier.  There were increases of $218,000 and $192,000 in professional fees and other expense, respectively. These increases were partially offset by decreases of $177,000, $34,000 and $93,000 in compensation and benefits, occupancy and equipment expense and deposit insurance premiums, respectively. The increase in other non-interest expense was due to the $300,000 liability, recorded during the second quarter of fiscal 2011, which relates to a lawsuit that the Company is in the process of appealing.

Total consolidated assets at March 31, 2011 were $204.2 million, compared to $211.7 million at June 30, 2010, representing a decrease of $7.5 million, or 3.5%.  Stockholders’ equity at March 31, 2011 was $19.5 million, or 9.6% of assets, compared with $22.6 million, or 10.7% of assets, at June 30, 2010.  Book value per common share decreased  to $12.58 at March 31, 2011 from $14.58 at June 30, 2010. The decrease in equity was primarily attributable to the net loss of $2.2 million for the nine month period and a decrease of $947,000, net of taxes, in the market value of available-for-sale securities.

Net loans receivable decreased $10.1 million, or 9.3%, to $98.6 million at March 31, 2011 from $108.7 million at June 30, 2010. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and within the Bank’s primary market area. In addition, $649,000 in loans were charged off during the nine month period ended March 31, 2001 and $2.7 million of loans was transferred to real estate owned or repossessed assets during the period.  Deposits decreased $5.9 million, or 3.3%, to $174.2 million at March 31, 2011 from $180.1 million at June 30, 2010. Retail repurchase agreement balances increased by $1.2 million, or 22.5%, to $6.6 million at March 31, 2011 from $5.4 million at June 30, 2010.

Non-performing assets decreased during the first nine months of fiscal 2011 by $2.1 million from $13.1 million at June 30, 2010 to $11.0 million at March 31, 2011. There were decreases of $2.2 million in non-accrual loans and $1.6 million in impaired loans not past due. These decreases were partially offset by an increase of $1.5 million in real estate owned and other repossessed assets. Based on its analysis of delinquent loans, non-performing loans and classified loans, management believes that the Company’s allowance for loan losses of $2.6 million at March 31, 2011 was adequate to absorb known and inherent risks in the loan portfolio at that date. At March 31, 2011 the allowance for loan losses was 46.3% of non-performing loans, including impaired loans not past due, as compared to 27.6% at June 30, 2010.

As was discussed in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 13, 2010, the Company and the Bank are operating under Cease and Desist Orders with the Office of Thrift Supervision. In management’s opinion, all items required by the Company and the Bank under these Orders through the nine month period ended March 31, 2011 have been completed and/or complied with.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Orders to Cease and Desist, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Thomas M. Sutherland, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Nine Months
	Ended March 31,		Ended March 31,
	2011	2010	2011	2010
Operating Data:

Total interest income	$1,996	$2,351	$6,293	$7,509
Total interest expense	485	773	1,684	2,564

Net interest income	1,511	1,578	4,609	4,945
Provision for loan losses	245	63	716	63
Net interest income (loss) after
provision for loan losses	1,266	1,515	3,893	4,882
Non-interest income	366	337	389	1,203

Non-interest expense	1,953	2,012	5,854	5,749
Income (loss) before income tax	(321)	(160)	(1,572)	336

Income tax expense (benefit)	293	(51)	581	199
Net income (loss)	$(614)	$(109)	$(2,153)	$137
Net income (loss) per share-basic	$(0.40)	$(0.07)	$(1.39)	$0.09
Net income (loss) per share-diluted	$(0.40)	$(0.07)	$(1.39)	$0.09

	At	At
	March 31,	June 30,
Financial Condition Data:	2011	2010

Total assets	$204,185	$211,657
Loans receivable, net	98,573	108,683
Non-performing assets	11,030	13,101
Cash and cash equivalents, including
interest-bearing deposits	8,895	20,183
Investment securities	82,483	69,539
Deposits	174,174	180,075
Borrowed funds	9,555	8,352
Stockholders' equity	19,515	22,611
Book value per share	12.58	$14.58